Exhibit 99.1

News release

For Media	For Investors

Aaron Bedy	Denise Stone
Global Communications	Investor Relations
404-538-5289	973-214-9953
aaron.bedy@bearingpoint.com	denise.stone@bearingpoint.com
For immediate release
BearingPoint Reports Third-Quarter Results
Company Names New CFO; Expands Review of Strategic Alternatives
McLean, Va. – Nov. 10, 2008 – BearingPoint (NYSE: BE), one of the world’s largest management and technology consulting firms, today announced its third-quarter financial results and operating metrics for the period ending Sept. 30, 2008.
BearingPoint stated that its quarterly results continue to be reflective of the same dynamics that have driven its year-to-date results: improving operating income and margins on flat to decreasing revenues. These operating improvements are primarily the result of reductions in selling, general and administrative (SG&A) expenses, professional compensation expense reductions driven primarily by the reversal of accruals associated with our global tax equalization expenses and a reduction in stock compensation expense. Nonetheless, year-over-year improvements in operating profits, continue to be offset by a combination of increased interest and income tax expense, as well as unrealized foreign currency losses attributable to short-term inter-company borrowings.
Third-Quarter 2008 Financial Results
•	Gross revenue was $801.0 million in the third quarter compared to $861.9 million in the third quarter of 2007, a decrease of 7.1 percent.

•	Net revenue (gross revenue less other direct contract expenses) was $629.4 million in the third quarter compared to $658.9 million in the third quarter of 2007, a decrease of 4.5 percent.

•	Gross profit was $144.5 million in the third quarter compared to $132.6 million in the third quarter of 2007, resulting in a gross margin (gross profit as a percentage of gross revenue) of 18 percent in the third quarter, compared to 15.4 percent in the third quarter of 2007.

•	SG&A expense was $139.9 million in the third quarter, a $20.4 million and 12.7 percent decrease from $160.3 million in the third quarter of 2007.

News Release Page 2
•	Operating income increased by $32.3 million to $4.6 million in the third quarter compared to an operating loss of $27.7 million in the third quarter of 2007, marking the third consecutive quarter of operating profit.

•	Net loss in the third quarter was $30.5 million compared to a loss of $68.0 million in the third quarter of 2007. Loss per share was $0.14 in the third quarter compared to a loss of $0.32 in the third quarter of 2007.

•	Cash balance, which includes restricted cash, was $333.0 million on Sept. 30, 2008, compared to $431.2 million on Sept. 30, 2007.

•	In the third quarter of 2008, BearingPoint won business with the following customers: Time Warner, Total US Exploration and Production, the Maryland Department of Human Resources, the Texas Department of Information Resources, Bendigo and Adelaide Bank, the U.S. Air Force, the U.S. Marine Corps, the U.S. Department of State, the U.S. Government Services Administration and Unifi Mutual Holding Co.
Third-Quarter 2008 Metrics
•	Bookings were $739.4 million compared to $764.1 million in the third quarter of 2007, a decrease of 3.2 percent year-over-year.

•	DSO was 78 days at Sept. 30, 2008, compared to 89 days at Sept. 30, 2007.

•	Utilization was 79.1 percent compared to 78.5 percent for the third quarter of 2007, an increase of 60 basis points.

•	Billable headcount was approximately 13,100 compared to approximately 14,500 for the third quarter of 2007, representing a decrease of approximately 10 percent.

•	Voluntary attrition was 25.4 percent compared to 26.6 percent for the third quarter of 2007.
Ed Harbach, BearingPoint’s chief executive officer, said, “In what has become one of the most challenging economic environments in memory, we posted an operating profit for the third consecutive quarter, reflecting the resilience of our business and our continued efforts to make the Company more efficient through diligent expense control.
“Our pipeline remains strong and we had record bookings in Public Services; and increased gross margins compared to the third quarter of last year,” Harbach continued.
“Despite our significant operational improvements this year, we must accelerate our efforts to more efficiently coordinate and manage the cash and tax planning needs of our diverse, international organization. I am keenly aware that we have much left to do in a short period of time. We must aggressively pursue efforts to more efficiently move and manage our global cash balances, continue our ongoing efforts to further improve our DSOs and cash collections, reduce our SG&A costs and exit unprofitable areas of the business,” Harbach continued.

News Release Page 3
The Company also announced that in early October it retained AlixPartners, an internationally known business and financial advisory firm, to assist in developing its 2009 plan, participate in its upcoming negotiations to restructure its indebtedness and lead a number of key cash management initiatives. The Company has also appointed AlixPartners managing director Kenneth A. Hiltz as BearingPoint’s chief financial officer effective November 11, 2008. Hiltz will replace BearingPoint interim chief financial officer, Eddie Munson, who will continue to serve on BearingPoint’s Board of Directors and resume his duties as a member of the Audit Committee of the Board of Directors.
“We’re pleased to have Ken join the Company and will look to him to help us focus on improved cash management and debt restructuring,” said Harbach.
Hiltz stated, “During the last month, I’ve not only conducted an in-depth review of BearingPoint’s financials, but become heavily engaged in the Company’s 2009 budget and planning process. While it’s too early to make a definitive forecast, I feel very comfortable that we will have enough cash to allow us to work through the next couple of quarters as we focus, almost exclusively, on cash and other balance sheet improvements.”
Update on Strategic Alternatives
As previously reported, BearingPoint retained financial advisors to explore ways to improve its capital structure and liquidity in light of its evolving cash position. These alternatives initially included a merger or sale of the Company as a whole, a sale of all or substantially all of the assets of the Company or the sale by the Company of any of its six principal business units. While the recent and sudden downturns in global financial and credit markets have created significant challenges in the pursuit of a merger or sale of the Company, they have also presented other opportunities with interested parties, which the Company continues to pursue.
Because the Company has not yet reached a strategic agreement regarding a merger or sale, its Board of Directors has also directed the Company’s financial advisors to begin discussions with debt holders to explore the feasibility of restructuring its debt or exchanging existing convertible debt for equity. The Company has begun to make contact with debt holders in the past week. At this time, BearingPoint can provide no information regarding the outcome of these discussions or on the timing of when they will be completed.
Forward-Looking Guidance Withdrawn
The Company announced it has withdrawn all remaining forward-looking guidance for fiscal year 2008. Given the recent dramatic changes in global financial and credit markets and the continuing pressures that these events have placed on the Company’s share price, the Company is no longer confident that it can assess the near-term implications that these developments will have.
“While businesses around the world are feeling the effects of a difficult macroeconomic environment, I remain impressed with the resilience in our business,” said Harbach. “However, we are uncomfortable trying to predict how client demand and the perceptions of entering into long-term engagements with BearingPoint will affect our financial position for the remainder of the year. We’ve factored a number of considerations into our decision, including: the speed at which our clients are making decisions based on their own outlook; the uncertainties that we face while we resolve issues such as our own noncompliance with New York Stock Exchange continuing listing standards; and our view that we increasingly

News Release Page 4
believe a strategic transaction or restructuring of our indebtedness will be necessary for us to continue to fund our 2009 operations and debt obligations.
“I can only reassure our clients, our investors and our people that we will continue to explore and pursue all options that are in the best interests of our various constituencies,” continued Harbach. “We currently plan to provide a business update later in the quarter after we have finalized our 2009 budgeting process, and have moved further in discussions with debt holders and other possible transaction counterparties,” Harbach concluded.
Segment and Region Results
(amounts in thousands, except percentages)

				Percent	Percent
	Three Months Ended			Increase	Increase
	September 30,			(Decrease)	(Decrease)
	2008	2007	US$ Change	US$	Local Currency
Revenue
Public Services	$354,654	$362,893	$(8,239)	(2.3%)	(2.3%)
Commercial Services	92,329	131,383	(39,054)	(29.7%)	(29.7%)
Financial Services	48,428	66,412	(17,984)	(27.1%)	(27.1%)
EMEA	199,914	184,318	15,596	8.5%	(0.3%)
Asia Pacific	76,711	94,081	(17,370)	(18.5%)	(23.8%)
Latin America	28,593	22,240	6,353	28.6%	16.8%
Corporate/Other	358	570	(212)	(37.2%)	n/m

Total	$800,987	$861,897	$(60,910)	(7.1%)	(9.8%)

n/m = not meaningful

				Percent	Percent
	Nine Months Ended			Increase	Increase
	September 30,			(Decrease)	(Decrease)
	2008	2007	US$ Change	US$	Local Currency
Revenue
Public Services	$1,075,929	$1,084,080	$(8,151)	(0.8%)	(0.8%)
Commercial Services	311,183	401,638	(90,455)	(22.5%)	(22.5%)
Financial Services	144,681	209,378	(64,697)	(30.9%)	(30.9%)
EMEA	647,328	570,111	77,217	13.5%	0.9%
Asia Pacific	252,656	267,161	(14,505)	(5.4%)	(14.4%)
Latin America	85,145	67,787	17,358	25.6%	11.4%
Corporate/Other	809	3,340	(2,531)	(75.8%)	n/m

Total	$2,517,731	$2,603,495	$(85,764)	(3.3%)	(7.5%)

n/m = not meaningful
Additional Information
In lieu of a call today, the Company plans to update investors later in the quarter after it has finalized its 2009 budgeting process, and moved further in discussions with debt holders and other possible transaction counterparties.
For additional information regarding the Company’s third-quarter results, see the Form 10-Q, available at the BearingPoint Investor Relations Web site at www.bearingpoint.com.
For questions regarding BearingPoint’s operational results, contact the Company’s Media Relations or Investor Relations representatives noted at the top of this press release.

News Release Page 5
About BearingPoint, Inc.
BearingPoint, Inc. (NYSE: BE) is one of the world’s largest providers of management and technology consulting services to Global 2000 companies and government organizations in more than 60 countries worldwide. Based in McLean, Va., the firm has approximately 16,000 employees focusing on the Public Services, Commercial Services and Financial Services industries. BearingPoint professionals have built a reputation for knowing what it takes to help clients achieve their goals, and working closely with them to get the job done. Our service offerings are designed to help our clients generate revenue, increase cost-effectiveness, manage regulatory compliance, integrate information and transition to “next-generation” technology. For more information, visit the Company’s Web site at www.BearingPoint.com.
Forward-Looking Statements
Some of the statements in this release constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements relate to our operations that are based on our current expectations, estimates and projections. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “potential,” “continue,” “expects,” “intends,” “plans,” “believes,” “estimates,” “goals,” “in the Company’s view” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are only predictions and, as such, are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events or our future financial performance that may not prove to be accurate. These statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. The reasons for these differences include changes that occur in our continually changing business environment, and certain additional factors, including risks relating to the Company’s ability to: sign new business and recruit and retain employees; timely and properly implement its new North American financial reporting system; meet changes in client demands for our services; maintain billing and utilization rates and control costs; significantly reduce selling, general and administrative expenses; compete effectively in the markets in which we operate; minimize cost overruns relating to its services; meet expected cash needs over time, including to meet its obligations beginning in early 2009 under its 2007 Credit Facility and April 2005 Convertible Debentures; manage legal liabilities and damage to our professional reputation from claims made against our work; obtain new surety bonds, letters of credit or bank guarantees in support of client engagements; file timely SEC periodic reports; and avoid potential delisting from the New York Stock Exchange, as well as the other risk factors included in Item 1A, “Risk Factors” to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in its quarterly reports on Form 10-Q for its 2008 quarterly periods, as filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov. Please refer to these filings for additional information regarding these risks.
Financial and Operational Notes
We believe that information regarding our new contract bookings provides useful trend information regarding how the volume of our new business changes over time. Comparing the amount of new contract bookings and revenue provides us with an additional measure of the short-term sustainability of revenue growth. Information regarding our new bookings should not be compared to, or substituted for, an analysis of our revenue over time. There

News Release Page 6
are no third-party standards or requirements governing the calculation of bookings. New contract bookings are recorded using then existing currency exchange rates and are not subsequently adjusted for currency fluctuations. These amounts represent our estimate at contract signing of the net revenue expected over the term of that contract and involve estimates and judgments regarding new contracts as well as renewals, extensions and additions to existing contracts. Subsequent cancellations, extensions and other matters may affect the amount of bookings previously reported; however, we do not revise previously reported bookings. Bookings do not include potential revenue that could be earned from a client relationship as a result of future expansion of service offerings to that client, nor does it reflect option years under contracts that are subject to client discretion. We do not record unfunded U.S. Federal contracts as new contract bookings while appropriation approvals remain pending as there can be no assurances that these approvals will be forthcoming in the near future, if at all. Consequently, there can be significant differences between the time of contract signing and new contract booking recognition. Our level of bookings provides an indication of how our business is performing: a positive variance between bookings and revenue is indicative of business momentum, a negative variance is indicative of a business downturn. (Sometimes we refer to the ratio of new bookings for a period to the difference of revenues less other direct costs and expenses for the same period as our “book to bill” ratio.) Nonetheless, we do not characterize our bookings, or our engagement contracts associated with new bookings, as backlog because our engagements generally can be cancelled or terminated on short notice or without notice.
We believe that it is useful to monitor net revenue because it represents the actual amount paid by our clients for the services we provide, as opposed to services provided by others and ancillary costs and expenses. Net revenue is a non-GAAP financial measure. The most directly comparable financial measure in accordance with GAAP is revenue. Net revenue is derived by reducing the components of revenue that consist of other direct contract expenses, which are costs that are directly attributable to client engagements. These costs include items such as computer hardware and software, travel expenses for professional personnel and costs associated with subcontractors. Gross revenue for third quarter of 2008 is $801.0 million. Other direct contract expenses are $171.6 million. When other direct contact expenses are subtracted from gross revenue, the result is $629.4 million, which is net revenue.
Gross margin is a meaningful tool for monitoring our ability to control our costs of service. Analysis of the various cost elements, including professional compensation expense, effects of foreign exchange rate changes and the use of subcontractors, as a percentage of revenue over time can provide additional information as to the key challenges we are facing in our business. The cost of subcontractors is generally more expensive than the cost of our own workforce and can negatively impact our gross profit. While the use of subcontractors can help us to win larger, more complex deals, and also may be mandated by our clients, we focus on limiting the use of subcontractors whenever possible in order to minimize our costs. We also utilize certain adjusted gross margin metrics in connection with the vesting and settlement of certain employee incentive awards.
Utilization represents the percentage of time our consultants are performing work, and is defined as total hours charged to client engagements or to non-chargeable client-relationship projects divided by total available hours for any specific time period, net of holiday and paid vacation hours.
We believe that free cash flow is a useful measure because it allows better understanding and assessment of our ability to meet debt service requirements and the amount of recurring cash generated from operations after expenditures for fixed assets. Free cash flow

News Release Page 7
does not represent our residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. We use free cash flow as a measure of recurring operating cash flow. Free cash flow is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is net cash provided by operating activities. Free cash flow is calculated by subtracting purchases of property and equipment from cash provided by operating activities.
We believe that cash balance is a useful measure because it allows us to track our total cash, i.e., cash and cash equivalents and restricted cash. Cash balance is a non-GAAP financial measure as it represents the net presentation of cash and cash equivalents and restricted cash. The most directly comparable financial measure is cash and cash equivalents. At Sep. 30, 2008, cash and cash equivalents was $330.0 million and restricted cash was $3.0 million. When restricted cash is added with cash and cash equivalents, the result is $333.0 million, which is our cash balance.

News Release Page 8
BEARINGPOINT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue	$800,987	$861,897	$2,517,731	$2,603,495

Costs of service:
Professional compensation	417,435	440,672	1,285,865	1,386,580
Other direct contract expenses	171,574	202,980	522,624	588,429
Lease and facilities restructuring charges (credits)	1,381	3,866	(6,298)	308
Other costs of service	66,119	81,759	208,862	220,967

Total costs of service	656,509	729,277	2,011,053	2,196,284

Gross profit	144,478	132,620	506,678	407,211
Selling, general and administrative expenses	139,915	160,324	423,514	512,275

Operating income (loss)	4,563	(27,704)	83,164	(105,064)
Interest income	2,136	3,087	6,619	7,475
Interest expense	(15,931)	(17,532)	(47,886)	(44,198)
Other expense, net	(16,897)	(5,377)	(13,770)	(5,747)

(Loss) income before taxes	(26,129)	(47,526)	28,127	(147,534)
Income tax expense	4,364	20,480	63,349	46,205

Net loss	$(30,493)	$(68,006)	$(35,222)	$(193,739)

Loss per share — basic and diluted:	$(0.14)	$(0.32)	$(0.16)	$(0.90)

Weighted average shares — basic and diluted:	224,001,730	215,247,757	222,817,265	214,677,985

News Release Page 9
BEARINGPOINT, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30,
	2008	December 31,
	(unaudited)	2007
ASSETS
Current assets:
Cash and cash equivalents	$330,048	$466,815
Restricted cash	2,964	1,703
Accounts receivable, net of allowances of $3,418 at September 30, 2008 and $5,980 at December 31, 2007	293,773	356,178
Unbilled revenue	336,873	319,132
Income tax receivable	6,759	8,869
Deferred income taxes	10,789	11,521
Prepaid expenses	46,306	36,500
Other current assets	30,165	38,122

Total current assets	1,057,677	1,238,840
Property and equipment, net	108,154	113,771
Goodwill	480,358	494,656
Deferred income taxes, less current portion	20,266	25,179
Other assets	96,234	108,958

Total assets	$1,762,689	$1,981,404

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of notes payable	$205,195	$3,700
Accounts payable	159,660	215,999
Accrued payroll and employee benefits	306,403	368,208
Deferred revenue	72,563	115,961
Income tax payable	38,882	58,304
Current portion of accrued lease and facilities charges	14,565	17,618
Deferred income taxes	13,344	15,022
Accrued legal settlements	14,205	8,716
Other current liabilities	87,899	108,364

Total current liabilities	912,716	911,892
Notes payable, less current portion	772,408	970,943
Accrued employee benefits	122,053	118,235
Accrued lease and facilities charges, less current portion	28,129	48,066
Deferred income taxes, less current portion	10,416	9,581
Income tax reserve	246,032	242,308
Other liabilities	140,085	149,668

Total liabilities	2,231,839	2,450,693

Stockholders’ deficit:
Preferred stock, $.01 par value 10,000,000 shares authorized	—	—
Common stock, $.01 par value 1,000,000,000 shares authorized, 225,527,781 shares issued and 220,688,470 shares outstanding on September 30, 2008 and 219,890,126 shares issued and 215,156,077 shares outstanding on December 31, 2007	2,243	2,186
Additional paid-in capital	1,477,149	1,438,369
Accumulated deficit	(2,215,800)	(2,180,578)
Accumulated other comprehensive income	305,534	308,857
Treasury stock, at cost (4,839,311 shares on September 30, 2008 and 4,734,049 shares on December 31, 2007)	(38,276)	(38,123)

Total stockholders’ deficit	(469,150)	(469,289)

Total liabilities and stockholders’ deficit	$1,762,689	$1,981,404

News Release Page 10
BEARINGPOINT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(35,222)	$(193,739)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for deferred income taxes	4,397	3,525
(Benefit) provision for doubtful accounts	(933)	1,056
Stock-based compensation	38,019	76,516
Depreciation and amortization of property and equipment	34,894	48,307
Lease and facilities restructuring credits	(6,298)	308
Loss on disposal and impairment of assets	2,248	5,685
Amortization of debt issuance costs and debt accretion	9,301	11,428
Reversal of global tax equalization accruals	(29,239)	—
Unrealized foreign exchange losses	9,373	9,148
Changes in assets and liabilities:
Accounts receivable	61,064	21,066
Unbilled revenue	(23,262)	(67,035)
Income tax receivable, prepaid expenses and other current assets	(2,179)	13,953
Other assets	6,875	(20,610)
Accounts payable	(56,343)	(79,544)
Income tax payable, accrued legal settlements and other current liabilities	(37,431)	(63,602)
Accrued payroll and employee benefits	(27,721)	13,424
Deferred revenue	(46,678)	(19,137)
Income tax reserve and other liabilities	(1,422)	17,300

Net cash used in operating activities	(100,557)	(221,951)

Cash flows from investing activities:
Purchases of property and equipment	(31,972)	(31,834)
Increase in restricted cash	(1,261)	(14)

Net cash used in investing activities	(33,233)	(31,848)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,695	—
Treasury stock through net share delivery	(117)	—
Net proceeds from issuance of notes payable	2,141	284,016
Repayments of notes payable	(3,514)	(1,860)

Net cash provided by financing activities	205	282,156

Effect of exchange rate changes on cash and cash equivalents	(3,182)	10,203

Net (decrease) increase in cash and cash equivalents	(136,767)	38,560
Cash and cash equivalents — beginning of period	466,815	389,571

Cash and cash equivalents — end of period	$330,048	$428,131